SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.2)


   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   /X/  Preliminary Proxy Statement
   /  / Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

   /  / Definitive Proxy Statement
   /  / Definitive Additional Materials
   /  / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Noise Cancellation Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   /X/  No fee required.
   /  / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:
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(2)Aggregate number of securities to which transaction applies:

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(3)Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/  / Fee paid previously with preliminary materials.

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/  / Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

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



                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 19, 1997
                                 ---------------

To the Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held in the ____________ Room at the Stamford Marriott Hotel, The Stamford Forum, Stamford, Connecticut 06901 on Thursday, June 19, 1997, at 2:00 P.M., for the following purposes:

   1.To elect four directors for the year following the Annual Meeting or until their successors are elected.

   2.To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 140,000,000 shares to 185,000,000 shares.

   3.To approve the extension of certain warrants owned by certain officers and directors of the Company.

   4.To ratify  the  appointment  of Richard  A.  Eisner &  Company,  LLP as the
     Company's independent auditors for the fiscal year ending December 31, 1997.

   5.To transact such other business as may properly come before the Meeting.

   Only stockholders of record at the close of business on April 21, 1997, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

JOHN B. HORTON
Secretary

Linthicum, Maryland
May ___, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                            -------------------------

                                 PROXY STATEMENT
                            -------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

   This Proxy Statement is being mailed on or about May ___, 1997, to all stockholders of record at the close of business on April 21, 1997, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders to be held on June 19, 1997. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

Revocability

   Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

Voting

   The total number of shares of common stock of the Company outstanding as of April 21, 1997, was 119,028,933. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on April 21, 1997, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 59,514,467 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the Company's Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the extension of certain warrants owned by certain officers and directors of the Company, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1997, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have the same effect as votes against approval of the amendment of the Company's Certificate of Incorporation and will have no effect on the other proposals.

   A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

                              ELECTION OF DIRECTORS

   Four directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

   The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:


                               Positions and Offices       Director
      Name          Age       Presently Held with the       Since
                                      Company
-----------------   -----   ----------------------------   --------
Jay M. Haft          61     Chairman of the Board and       1990
                            Director
Michael J.           49     President and Director          1986
Parrella
John J. McCloy       59     Director                        1986
II
Sam Oolie            60     Director                        1986


   Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc. (OTC), Extech Inc.
(OTC), Encore Medical Corp. (OTC),  Viragen, Inc. (OTC), PC Service Source, INC.
(OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC) and Jenna Lane, Inc. (OTC). He serves as Chairman of the Board of Extech, Inc. and Jenna Lane, Inc. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wolfsey, Certilman, Haft, et. al.
(1966-1988). He is a member of the Florida Commission for Government Accountability to the People, a Vice President of the Miami Ballet and a Director of the Concert Association of Florida. He is a graduate of Yale College and Yale Law School.

   Michael J. Parrella currently serves as President and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

   John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

   Sam Oolie currently serves as a Director of the Company. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1996, to December 31, 1996, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with.

Information Concerning the Board

   The Board of Directors of the Company held eleven meetings (not including three actions by unanimous written consent) during the fiscal year ended December 31, 1996. Other than Mr. McCloy, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

   The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on July 17, 1996, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1996, the members of the Executive Committee conferred with each other not less frequently than once each week.

   The Company had an Option Committee until August 26, 1996, at which time its authority and responsibilities were assumed by the Board of Directors until April 10, 1997, when they were assumed by the Compensation Committee appointed by the Board of Directors on that date. During the period between August 26, 1996, and April 10, 1997, the authority and responsibilities of the Compensation Committee were assumed by the Board of Directors. The Compensation Committee, which reviews and determines the compensation of the Company's senior management and now performs the duties of the former Option Committee hereinafter described, is composed of Messrs. Haft, McCloy, and Oolie. The Option Committee reviewed and took action with respect to matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued. The Option Committee was composed of Messrs. McCloy and Oolie, each of whom was a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act. During the fiscal year ended December 31, 1996, the Compensation Committee held no meetings, and the Option Committee took all of its action by unanimous written consent on two occasions.

   The  Audit   Committee,   which  reviews  the  activities  of  the  Company's
independent auditors and which is composed of Messrs. McCloy and Oolie held one meeting during the fiscal year ended December 31, 1996.

   The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors.

Directors' Fees, Restricted Stock and Stock Options

   None of the Company's directors received any fees for his services as a director during 1996, except that under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "Incentive Plan"), each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On July 17, 1996, 5,000 restricted shares were granted to each of Messrs. Keith, and Oolie, pursuant to the Incentive Plan. In addition, all new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITALIZATION

   The Board of Directors has approved and declared advisable an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 140,000,000 to 185,000,000. As of the record date, the Company had outstanding 119,028,933 shares of common stock and had reserved an additional 19,615,220 shares of common stock for issuance upon the conversion of convertible debentures and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for obligations undertaken by the Company in connection with the "Verity Transaction" described below, acquisitions, public or private financings, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Except as noted in the next sentence, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares. For the reasons set forth in the immediately succeeding paragraphs describing the "Verity Transaction" and the sale by the Company of certain convertible debentures, the Company plans to reserve: (i) 3,850,000 shares of such additional shares for issuance upon the exercise of the option granted to Verity Group PLC in the Verity Transaction; and (ii) 2,596,132 shares of such additional shares for issuance upon the exercise of options granted or to be granted and future grants of restricted stock awards under the Incentive Plan.

   In March and April 1997, the Company, Verity Group PLC, a leading audio-speaker manufacturer headquartered in London, ("Verity") and New Transducers Limited, a wholly owned subsidiary of Verity ("NTL") entered into a technology cross licensing agreement and certain other related agreements (the "Verity Transaction"). Under terms of the agreements included in the Verity Transaction, the Company has licensed patents and patents pending which relate to Flat Panel Transducer(TM) technology to NTL, and NTL has licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license granted to Verity and NTL, the Company received 3,350,000 ordinary shares of Verity as well as royalties on future licensing and product revenue. At the time the agreements were signed, the price of an ordinary share of Verity as traded on the London Stock Exchange was approximately $0.90. The Company and Verity also executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to Verity (the "Verity Option"), 3,850,000 shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option. 5,000,000 ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of Verity are covered by the option granted by Verity to the Company. The exercise price under each option is the fair value of a share of the applicable stock on the date negotiations concerning the applicable agreements were concluded which, with respect to the Company's common stock, was $0.30 per share. If the Company does not obtain stockholder approval of an amendment to its Certificate of Incorporation increasing its authorized common stock by an amount sufficient to provide shares of the Company's common stock for issuance upon the full exercise of the option granted to Verity by September 30, 1997, both options expire.

   If the stockholders approve the amendment to the Company's Certificate of Incorporation (the "Amendment") increasing the authorized common stock from 140,000,000 shares of such stock to 185,000,000 shares, upon the requisite filing of the Amendment with the Secretary of State of the State of Delaware (the "Filing"), the Company will reserve up to 3,850,000 of such newly authorized shares for issuance upon the exercise of the Verity Option.

   During the first quarter of 1997, in order to obtain additional working capital, the Company sold $3,175,000 aggregate principal amount of 8% non-voting subordinated convertible debentures ("Debentures") to five offshore investors pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). One such investor has subscribed to purchase an additional $500,000 aggregate principal value of Debentures once it has converted one-half of the Debentures which it had purchased initially. In order to make sufficient shares of common stock available for issuance upon the conversion of the Debentures by such investors, the Company un-reserved 2,596,132 shares of its common stock previously reserved for issuance under the Incentive Plan and reserved such shares for issuance upon conversion of the Debentures. If the stockholders approve the Amendment as described above, then upon the Filing, the Company will reserve 2,596,132 of the newly authorized shares covered by the Amendment for issuance under the Incentive Plan.

   The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

   Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

   The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

                              EXTENSION OF WARRANTS

   On January 22, 1997, the Board of Directors extended for two years the expiration dates of warrants to purchase 2,734,423 shares of the Company's common stock at the price of $0.75 per share held by seventeen persons. Such extension with respect to the warrants owned by the five directors and officers of the Company was made subject to the approval of the Company's stockholders. The closing price of the Company's common stock as traded on The Nasdaq Stock Market National Market System was $0.50 per share. The original expiration date of these warrants was December 31, 1997, and the new expiration date is December 31, 1999. If, prior to December 31, 1999, all of these warrants are exercised, the Company would receive $2,050,817 in consideration for the issuance of 2,734,423 shares of common stock. Five of the persons who own these warrants are directors or officers of the Company and the others are current non-officer employees or former directors, officers or non-officer employees of the Company. The following table sets forth the names of the present directors and officers of the Company who own the subject warrants and the number of shares of common stock of the Company issuable to them upon exercise:

                                                  Shares Issuable
                      Name                         Upon Exercise

                  Jay M. Haft                          218,500
                  Michael J. Parrella                  862,500
                  John J. McCloy II                    862,500
                  Irene Lebovics                       201,250
                  Cy E. Hammond                         25,000

   The rules of The Nasdaq Stock Market require the approval of the Company's stockholders with respect to the grant of warrants by the Company to its directors and officers. The extension of a warrant may be considered a new grant for certain purposes and accordingly the approval of the Company's stockholders is being sought for the two-year extension of the warrants held by the directors and officers of the Company described above. If such approval of the Company's stockholders is not obtained, the expiration date of the foregoing warrants owned by the listed directors and officers of the Company will revert to December 31, 1997, the original expiration date.

   The Board of Directors recommends a vote FOR approval of the extension of the warrants held by the directors and officers of the Company as described above.


                              INDEPENDENT AUDITORS

Independent Accountants for 1997

   The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1997. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy and Oolie and has responsibility for recommending the selection of auditors.

   Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1996.

   Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

   As reported in the Compensation Committee Report for the fiscal year ended December 31, 1995, contained in the 1996 Proxy Statement, on July 6, 1995, Mr. Haft resigned as President and, with the approval of the Board of Directors retained, for an indefinite term, the titles and responsibilities of Chief Executive Officer and Co-chairman of the Board of Directors. Also, at this time, Mr. Parrella was elected President of the Company. Effective August 16, 1995, and in recognition of the changes in their respective responsibilities, Mr. Haft's compensation was reduced by $4,000 per month to $72,000 annually and Mr. Parella's salary was increased by approximately the same amount to $120,000 annually. The annual rates of salary for Messrs. Haft and Parrella remained unchanged for 1996 except as noted in the last sentence of this paragraph. At the conclusion of the Annual Meeting of the Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer. Effective September 1, 1996, Mr. Haft's compensation was further reduced to $48,000 annually in recognition of this change in his duties.

   As noted above, Mr. Parrella's salary for 1996 was continued at the rate of $120,000 per year. As also reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $106,885 under this percentage bonus arrangement during 1996. On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. In recognition of the ongoing efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of the Company's common stock under the Incentive Plan. Of this amount, options to purchase 250,000 shares of common stock would become vested and exercisable immediately.. The options to purchase the remaining 250,000 shares would become vested and exercisable either on December 31, 1996 if Mr. Parrella was employed by the Company on that date, or on such earlier date when the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of the Company's common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant. In addition, Mr. Parrella received a $15,348 annual 1996 automobile allowance.

   The base salary of Mr. Fogarty, a Senior Vice President and the Chief Financial Officer of the Company, was established at $105,833 for 1996 which was substantially the same as his salary for 1995. The 1996 base salaries of Ms. Lebovics and Mr. Zeitlin, both also Senior Vice Presidents, were established at $105,000 and $110,000, respectively. Mr. Zeitlin's salary, while continued at the rate applicable for 1995 was higher than the salaries for other Senior Vice Presidents due to the results of the negotiations relating to his joining the Company in 1995.

   Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers (as defined below), the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's turn-around by these officers, the extent to which they had received previous reductions in their overall level of compensation in November of 1994 in connection with the Company's restructuring, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly it is the opinion of the Committee that the above described rates of compensation are reasonable in light of these factors and the financial condition of the Company.

                                    THE COMPENSATION COMMITTEE

                                    By:   Jay M. Haft, Chairman

                                          John J. McCloy II

                                          Sam Oolie

Compensation

   Set forth below is certain information for the three fiscal years ended December 31, 1996, 1995 and 1994 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000 for services rendered in all capacities.


                           SUMMARY COMPENSATION TABLE

                                                                   Other           Restricted   Options
                                                                   Annual          Stock        Warrants           All Other
    Name and Position            Year   Salary($)     Bonus($)     Compensation    Awards       SARS(#)            Compensation
    -----------------            ----   --------      --------     ------------    ----------   --------           ------------
Jay M. Haft                      1996   $ 64,000 (1)  $      -     $       -       $       -      200,000          $     -
Chairman (1)                     1995    110,000             -             -               -      937,000 (2)(8)         -
                                 1994     30,000             -             -           8,750 (3)  165,000                -

Michael J. Parrella              1996    120,000       106,885        15,348               -      475,000            5,218 (5)
President (1)                    1995     90,833        47,168         6,395               -    1,622,000 (4)(8)         -
                                 1994    195,000             -         9,458               -       75,000            3,858 (5)

Stephen J. Fogarty               1996    105,833             -             -               -            -                -
Senior Vice President;           1995    104,434        10,083             -               -      391,400 (6)(8)         -
Chief Financial Officer          1994    110,000             -             -               -            -                -

Irene Lebovics                   1996    105,000             -             -               -            -                -
Senior Vice President;           1995     88,000             -             -               -      533,850 (7)(8)         -
President, NCT Hearing Products  1994    107,250             -             -               -            -                -

Jeffrey Zeitlin                  1996    110,000             -             -               -      275,000                -
Senior Vice President,           1995          -             -             -               -            -                -
Operations                       1994          -             -             -               -            -                -
----------------


(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. Mr. Haft also served as President from November 15, 1994, to July 6, 1995, when Mr. Parrella, who had served as Executive Vice President from November 15, 1994, to July 6, 1995, was elected President. Mr. Parrella also had served as President until November 15, 1994.

(2) Excludes options and warrants to purchase 585,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 402,000 options and warrants all of which were exercisable at December 31, 1996.

(3) Consists of 5,000 restricted shares of the Company's common stock granted to Mr. Haft on May 11, 1994 pursuant to the Company's Stock Incentive Plan (the "Incentive Plan") valued at $1.75 per share, the market price of the common stock on that date. As of December 31, 1996, Mr. Haft held 10,000 restricted shares of common stock which were worth $4,060 based on the market price of the common stock on that date.

(4) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 237,000 options and warrants all of which were exercisable at December 31, 1996.

(5) Consists of the annual premiums for a $2 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(6) Excludes options to purchase 316,400 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (8) below, and other activity for a net new grant of 75,000 all of which are exercisable at December 31, 1996.

(7) Excludes options and warrants to purchase 507,600 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (8) below, and other activity for a net new grant of 26,250 all of which are exercisable at December 31, 1996.

(8) On November 8, 1995, the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Incentive Plan and the Company's Option Plan for Certain Directors (the "Directors Plan") and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

     The consideration to the participants in the Exchange Program for exchanging Old Warrants and Old Options that had shares of common stock of the Company reserved for issuance upon their exercise at exercise prices above $0.75 per share for New Warrants and New Options initially having no shares reserved for issuance upon their exercise was the reduction in the exercise price. With respect to Old Warrants and Old Options having an exercise price of $0.75 per share that were exchanged for New Warrants and New Options that did not have shares reserved for issuance upon their exercise, such consideration was provided by a provision in the Exchange Program that granted the holders of such Old Warrants and Old Options New Warrants and New Options having the right to purchase 115% of the shares available for purchase upon the exercise of the Old Warrants and Old Options exchanged.

     The New Warrants and New Options became Fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options would not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the Incentive Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. Such stockholder approval and further corporate action were obtained and completed on July 17, 1996, and August 14, 1996, respectively. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurred prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options would be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

     Under  the  Exchange  Program,  4,800,249   shares of  the Company's common
     stock were made available for issuance to the Canadian institutional investor and it was necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve 5,055,499 shares of the Company's common stock for issuance upon their exercise which action was completed following the above described increase in the Company's authorized capital.

Stock Options and Warrants

     The following tables summarize the Named Executive Officers' stock option and warrant activity during 1996.


                     Options and Warrants Granted in 1996



                                    Percent                                       Potential Realized Value
                                    of Total                                      at Assumed Annual
                                    Options and                                   Rates of Stock Price
                       Shares       Warrants                                      Appreciation for
                       Underlying   Granted to     Exercise                       Option and Warrant Term (4)
                       Options      Employees      Price             Expiration   ---------------------------
    Name               Granted      in 1996        Per Share         Date              5%             10%
    ----               -------      -----------    ---------         ----------   -----------    ------------

Jay M. Haft(1)         200,000        11.7%        $0.6563           1/22/03      $    53,436    $    124,529
Michael J.Parrella(2)  475,000        27.8%         0.6563           1/22/03          126,911         295,755
Jeffrey Zeitlin(3)     275,000        16.1%         0.6563           1/23/03           73,475         171,227
--------------

(1) Options to purchase 200,000 shares granted to Mr. Haft were granted pursuant to the Incentive Plan and are fully vested.

(2) Options to purchase 475,000 shares granted to Mr. Parrella were granted pursuant to the Incentive Plan and are fully vested.

(3) Options to purchase 275,000 shares granted to Mr. Zeitlin were granted pursuant to the Incentive Plan and are fully vested.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation if any, of the stock price.

                1996 Aggregated Options and Warrant Exercises and
                   December 31, 1996 Option and Warrant Values


                                                     Number of Shares
                                                        Underlying                 Value of Unexercised
                                                    Unexercised Options            In-the-Money Options
                     Number of                        and Warrants at                and Warrants at
                     Shares                           December 31,1996               December 31, 1996
                     Acquired      Value         ---------------------------    ---------------------------
    Name             on Exercise   Realized      Exercisable   Unexercisable    Exercisable   Unexercisable
    ----             -----------   --------      -----------   -------------    -----------   -------------
Jay M. Haft                -       $    -        1,207,000             -        $      -       $      -
Michael J. Parrella        -            -        2,736,456             -           2,697              -
Stephen J. Fogarty         -            -          233,200             -               -              -
Irene Lebovics             -            -          492,550             -               -              -
Jeffrey Zeitlin            -            -          275,000             -               -              -



Compensation Arrangements with Certain Officers and Directors

   On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.

   On July  11,  1995,  in order to  enable  the  Company  to  obtain  1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. Three other directors, Messrs. Haft, McCloy and Oolie, also forfeited options to purchase respectively 50,000; 500,000 and 50,000 shares of the Company's common stock for the same reason. In recognition of the on-going efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant.


                COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1996, the Company was not required to make any such payments to ERI under these agreements.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1996, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1996, the Company made no payments to QSI for project management services.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances include NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

   As of April 30, 1997, QSI has paid all installments due and payable for the exclusivity fee and, other than as described above, owes no other amounts to the Company.

   The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

PERFORMANCE GRAPH

Note:The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                      Noise Cancellation Technologies, Inc.
                              Stock Performance (1)

                                [GRAPHIC OMITTED]





                     12/31/91    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96
                     --------    --------    --------    --------    --------    --------

NCT                    $100        $76         $59         $15         $13         $8

NASDAQ Composite        100        116         134         131         185         227
Index

NASDAQ Electronic       100        156         215         237         393         679
Component Stock
Index (2)



(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1991.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management(TM) technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

   The following table sets forth, as of March 31, 1997, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.


                                Amount and Nature     Approximate
                                  of Beneficial      Percentage of
Name of Beneficial Owner          Ownership (1)        Class (1)
------------------------        -----------------    -------------
John J. Mccloy                    3,651,591 ( 2)        3.18%
Michael J. Parrella               2,749,789 ( 3)        2.38%
Jay M. Haft                       1,251,891 ( 4)        1.10%
Sam Oolie                           925,194 ( 5)        0.82%
Irene Lebovics                    1,288,067 ( 6)        1.14%
Stephen J. Fogarty                  233,200 ( 7)        0.21%
Jeffrey C. Zeitlin                  275,000 ( 8)        0.24%
All Executive Officers
and Directors as a
Group (10 persons)               11,213,867 ( 9)        9.28%
Carole Salkind                    5,285,000 (10)        4.63%
Her Majesty The Queen,
Province of Alberta,
Canada                           11,250,000 (11)        9.43%
Kingdon Capital
Management Corporation           13,660,930 (12)       12.11%
----------

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2)  Includes   1,085,325   shares  issuable  upon  the  exercise  of  currently
     exercisable warrants and 850,000 shares issuable upon the exercise of currently exercisable options.

(3)  Includes   1,311,956   shares  issuable  upon  the  exercise  of  currently
     exercisable warrants and 1,424,500 shares issuable upon the exercise of currently exercisable options.

(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 988,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 restricted shares and 48,913 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable options.

(6) Includes 291,300 shares issuable upon the exercise of currently exercisable options and 201,250 shares issuable upon the exercise of currently exercisable warrants.

(7) Consists of 233,200 shares issuable upon the exercise of currently exercisable options.

(8) Consists of 275,000 shares issuable upon the exercise of currently exercisable options.

(9) Includes 2,910,944 shares issuable to 3 executive officers and Directors of the Company upon the exercise of currently exercisable warrants, 5,096,635 shares issuable to 6 executive officers and Directors of the Company upon the exercise of currently exercisable options and 35,000 restricted shares issued to 2 Directors of the Company.

(10) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(11) Her Majesty The Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3, Canada.

(12) Kingdon Capital Management Corporation's address is 152 West 57th Street, New York, New York 10019.

                              STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company by December 31, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


Linthicum, Maryland
May ___, 1997

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Jeffrey C. Zeitlin, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on April 21, 1997, at the Annual Meeting of Stockholders to be held on June 19, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS
FOR all nominees listed below
(except as marked to the contrary) / /

WITHHOLD AUTHORITY to vote for all nominees listed below / /
         Jay M. Haft, Michael J. Parrella, John J. McCloy II, Sam Oolie
           (To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------

2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 140,000,000 shares to 185,000,000 shares.
                         FOR / / AGAINST / / ABSTAIN / /

3. To approve the extension of certain warrants owned by certain officers and directors of the Company.
                         FOR / / AGAINST / / ABSTAIN / /

4. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1997.
                         FOR / / AGAINST / / ABSTAIN / /

5. At their discretion, the Proxies are authorized to vote upon such other matter as may properly come before the meeting.

                           (continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

                           Dated: _______________________________________, 1997


                                  ---------------------------------------
                                                  Signature
                                  ---------------------------------------
                                         Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.